Exhibit B-181




                                 MYRpower, Inc.
                             Subscription Agreement

       WHEREAS, it is proposed to organize under the General Corporation Law of Delaware, a corporation to be known as MYRpower, Inc. (the "Corporation"); and

       WHEREAS, it is proposed that the aggregate number of shares which the Corporation shall be authorized to issue is 1,000 and that the designation of each class, the series, if any, the number of shares of each class, and the par value, if any, of the shares of each class, shall be as follows:

                   Series            Number of
       Class      (If any)           Shares            Par value per share
       -----       ------          ----------          -------------------
       Common       N/A                1,000                   $0.01

       NOW THEREFORE, the undersigned hereby subscribes for the number of shares of the Corporation set opposite its name below, and agrees to pay therefor the amount hereinafter indicated.

                                Number of Shares            Purchase
                Name            Subscribed For_              Price__
                ----           ----------------           ----------

            MYR Group Inc.             100                    $1,000



       All subscriptions hereto shall be payable at such time or times as the board of directors may determine of the Corporation; and shall be paid in cash.

Dated as of April 19, 2000

                                       MYR Group Inc.


                                       By:
                                          ------------------------------------
                                          Its Senior Vice President,
                                          General Counsel and Secretary